Exhibit 99.1

The Cannaisseur Group, Inc. (OTC: TCRG) Closes $35 Million Asset Acquisition, Resolves Shell Risk Designation and Establishes Path Toward OTCQB and Future NASDAQ Candidacy

Transaction Adds AgTech and Sensor Technology Assets, Establishes Foundation for Uplist and Revenue Operations

ATLANTA, GA — August 28, 2025 — The Cannaisseur Group, Inc. (OTC Pink: TCRG) (“TCRG” or the “Company”) today announced that it has successfully closed a definitive asset acquisition agreement with Sense Technologies, Inc. and Richard Bell, finalizing a transaction originally announced in April 2025.

The transaction brings approximately $35 million in negotiated asset value onto the Company’s balance sheet, including proprietary sensor-based technologies and infrastructure, as well as operational AgTech and soy-based nutritional manufacturing assets. Following a prolonged due diligence period and regulatory structuring review, the transaction was completed pursuant to a signed agreement dated August 25, 2025.

With this transaction now closed, TCRG has effectively satisfied the conditions underlying its prior shell-risk designation and intends to pursue a listing on the OTCQB Venture Market in the near term, with a long-term view toward positioning as a NASDAQ candidate subject to execution and market requirements. Shareholders of TCRG, who previously held equity in a non-operational vehicle, now hold equity in a fully operating company with tangible assets, infrastructure, and revenue-generating potential across two high-demand sectors: sustainable agriculture and industrial automation.

“This closing marks the beginning of a new chapter for TCRG and its shareholders,” said Bruce Schreiner, incoming Chief Executive Officer. “The combination of advanced sensor technologies with scalable nutrition and AgTech capabilities positions the Company to participate in significant market tailwinds. Our goal is to unlock commercial value, pursue strategic partnerships, and build a credible platform for long-term growth.”

“When we started this process, the priority was simple: protect the public company and give shareholders a future. Closing this deal took time, diligence, and patience, but it was worth it. Shareholders now own part of something much bigger, and I’m proud we were able to deliver that outcome,” said Floretta Gogo, outgoing CEO of TCRG.

The acquired assets include:

●	Real estate, equipment, and IP supporting soy processing, human nutrition, and agricultural manufacturing;

●	Radar, camera, and vehicle-based sensor systems applicable to agricultural, industrial, and automotive settings;

●	IP portfolios, manufacturing systems, and related goodwill.

As part of the consideration, TCRG issued convertible preferred equity to the sellers and assumed approximately $500,000 in existing debt. Legacy TCRG shareholders will retain no less than 6.5% of the post-transaction equity on a fully diluted basis.

The Company notes that it is currently delinquent in its periodic disclosures with OTC Markets. These filings are in process and will be brought current shortly. The delay was primarily attributable to the scope of diligence and legal coordination required to complete the transaction. Upon the filing of the Q2 quarterly report, TCRG intends to re-establish current information status and initiate preparations for an OTCQB uplist.

The Company also expects that the transaction will lead to increased liquidity, institutional engagement, and potential grant eligibility, particularly in the agriculture and functional nutrition sectors. With substantial assets now in place, the Company intends to execute a disciplined operating strategy aligned with national priorities in food resilience, domestic innovation, and advanced safety technologies.

The Company believes this transaction aligns with macro-level investment trends - including federal support for agricultural infrastructure, demand for domestic protein innovation, and realignment of capital toward resilient, revenue-generating platforms, providing TCRG with the tangible scale and operational profile that management believes can support an eventual uplist trajectory, including NASDAQ candidacy.

The incoming management team are currently evaluating strategic appointments, operational rollout plans, and potential downstream acquisitions. Additional details will be provided in the coming months.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including but not limited to statements regarding future operating plans, uplisting goals, financial performance, integration of acquired assets, capital formation, and shareholder value creation. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to update these statements, except as required by law.

Contact:

Jordan Balencic
Board of Directors, Investor Relations
The Cannaisseur Group, Inc.
Email: jordan@thecannaisseurgroup.com